Exhibit 10.19
AGREEMENT

This AGREEMENT (this “Agreement”) dated as of March 30, 2008 is entered into by and between BEAR STREET ASSOCIATES, LLC, a Texas limited liability company (“BSA”), and AMERICAN MEDICAL TECHNOLOGIES, INC., a Delaware corporation (“AMT”).

1.	Recitals.

1.1           BSA is the landlord and AMT is the tenant under that certain Lease dated April 13, 2006 (as amended from time-to-time, the “Lease”) between Sepulveda Group, LLC, a California limited liability company (predecessor-in-interest to BSA) and AMT, pursuant to which AMT leases from BSA certain premises located in Nueces County, Texas, as more specifically described in the Lease (the “Premises”).

1.2           BSA has entered into or is contemplating entering into an agreement to sell the real property on which the Premises is located (the “Property”) to Magnum Oil Tools or Lynn Frazier (or a party affiliated with one of these parties) (“Buyer”).

1.3           Concurrently herewith the parties hereto have entered into a First Amendment to Lease which provides, among other things, for the early termination of the Lease, contingent upon the occurrence of the closing of the sale of the Property to Buyer.

1.4           Accordingly, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows.

2.           Effectiveness.  This Agreement is contingent upon and shall be effective only upon the closing of the Sale as established by the recordation of the deed transferring the Property from BSA to Buyer in the official records of Nueces County, Texas (the “Sale”).  The “Sale Date” shall be the date that the deed transferring the Property from BSA to Buyer is recorded in the official records of Nueces County, Texas.

3.           Payment.  In consideration for the early termination of the Lease as provided in the First Amendment to Lease, which consideration is and shall be deemed fully earned and payable upon the occurrence of the Sale and on the Sale Date without regard to when the Lease is actually terminated, AMT promises to pay to the order of BSA or its nominee or assignee, in lawful money of the United States as and where designated by BSA, the sum of Two Hundred Fifty Thousand Dollars ($250,000).  AMT will pay such amount in ten (10) equal monthly installments of Twenty-Five Thousand Dollars ($25,000) each.  The first payment shall be made on the date which is one (1) month after the Sale Date, and each subsequent payment shall be made monthly thereafter on the same day of the month.  If any payment hereunder is not paid when due, it shall bear interest from the due date thereof until paid at the higher of (a) the rate of ten percent (10%) per annum, or (b) the highest legal interest rate.  AMT may, at any time, prepay all or any part of the amount due under this Agreement.

4.           Notices.  All notices required or permitted in connection with this Agreement will, whether so stated, be in writing, and if not in writing, will not be deemed to have been given, and be either personally served or sent by nationally recognized overnight carrier or sent with return receipt requested by registered or certified mail with postage prepaid (including registration or certification charges) in a securely enclosed and sealed envelope, sent to the following addresses:

If to AMT:	American Medical Technologies, Inc.
5655 Bear Lane
Corpus Christi, TX 78405

If to BSA:	Bear Street Associates, LLC
Attn: Robert Hayman
8550 Higuera Street
Culver City, CA 90232

These addresses may be changed from time to time by written notice to the other parties given in the same manner.

5.           Miscellaneous.  This Agreement shall be governed by the laws of the State of California.  Any action or proceeding brought by any party hereto which is related to this Agreement shall be brought in a Federal or State court located within the United States, State of California and County of Los Angeles, and each party consents to exclusive venue in the County of Los Angeles.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.  Time is of the essence with respect to this Agreement.  In the event of any litigation between the parties hereto arising out of or related to this Agreement, the prevailing party shall be entitled to recover from the losing party, its reasonable attorneys’ fees and costs.  This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one and the same agreement.  Facsimile signatures shall be deemed equivalent to original signatures.  No delay or omission on the part of BSA to exercise any of its remedies hereunder, including without limitation the acceleration of the due date of this Agreement, shall be deemed a continuing waiver of that right or any other right.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“Landlord” Bear Street Associates, LLC, a Texas limited liability company By: /s/ Robert Hayman Name: Robert Haymen Title: Manager	“Tenant” American Medical Technologies, Inc., a Delaware corporation By: /s/ Barbara D. Woody Name: Barbara D. Woody Title: Vice President of Administration and Finance